Exhibit 99.1

PENN Entertainment Reports Fourth Quarter Results
WYOMISSING, PA (February 2, 2023) - PENN Entertainment, Inc. (“PENN” or the “Company”) (Nasdaq: PENN) today reported financial results for the three months and year ended December 31, 2022.
2022 Fourth Quarter Highlights:
•Revenues of $1.6 billion, an increase of 0.8% year-over-year;
•Net income of $20.8 million and net income margin of 1.3%, as compared to net income of $44.8 million and net income margin of 2.8% in the prior year;
•Adjusted EBITDAR of $468.3 million, a decrease of 2.5% year-over-year;
•Adjusted EBITDA of $438.3 million an increase of 18.8% year-over-year; and
•Adjusted EBITDAR margins of 29.5%, a decline of 110bps year-over-year.
•Omni-Channel, Tech-Forward Engagement Delivering Tangible Benefits
•Strong Conclusion to Fourth Quarter Retail Operations; Momentum Continues Into January
•Interactive Segment Achieves Profitable Quarter
•Repurchased $91.0 million of Common Stock at an Average Price of $31.69 Under the February 2022 Share Repurchase Authorization
•Initiates 2023 Guidance – Full Year Revenue Range of $6.15 billion to $6.58 billion and Adjusted EBITDAR Range of $1.875 billion to $2.0 billion
For further information, the Company has posted a presentation to its website regarding the fourth quarter highlights and accomplishments, which can be found here.
Jay Snowden, Chief Executive Officer and President, commented: “2022 was a solid year for PENN despite ongoing macroeconomic headwinds. I’m proud of PENN’s numerous financial and operational achievements in the past year as well as our continued progress on the ESG front. We remained focused on executing our leading omni-channel strategy, which drove database growth and further engagement with our expanding 21-44 year old cohort. Fourth quarter revenues of $1.6 billion and Adjusted EBITDAR of $468.3 million were impacted by severe weather in certain parts of the country in December. Importantly, we also achieved profitability in our Interactive segment notwithstanding an unfavorable sports betting outcome in the World Series. The quarter ended on a high note with strong performance between Christmas and New Year’s across the portfolio, which has continued through January. In 2023, we have numerous near-term growth opportunities, including the transition of the Barstool Sportsbook to our own proprietary technology platform in the U.S. this summer. For 2023, we are guiding to a revenue range of $6.15 billion to $6.58 billion and an Adjusted EBITDAR range of $1.875 billion to $2.0 billion1. This outlook reflects our momentum in both our Retail and Interactive segments and the potential for further economic headwinds as well as increased supply in a few of our markets.
1 2023 revenue and Adjusted EBITDAR guidance does not include the acquisition of the remainder of Barstool Sports, which we expect will close on February 17.

Omni-Channel, Tech-Forward Engagement Delivering Tangible Benefits
Property level highlights2:
•Revenues of $1.4 billion;
•Adjusted EBITDAR of $487.1 million; and
•Adjusted EBITDAR margins of 35.2%.

“Our focused marketing strategy, diverse product offerings and technology enhancements generated approximately 1.3 million new rated customers last year in our mychoice database. Approximately 300,000 of these guests signed up in the fourth quarter, representing a 15% year-over-year increase. Over 50% of the database growth this quarter came from our online offerings, and our emphasis on delivering high-quality customer experiences has led to a 25% increase in guests who engage with us across multiple channels. In addition, our 21-44 year-old demographic has steadily grown their share of total retail theoretical to 18.5% by year end. We also saw positive momentum in our mychoice app downloads and the adoption of our industry leading cashless, cardless and contactless technology (“3C’s”), which is now deployed at twenty-one properties representing approximately 70% of our retail EBITDAR. Our guests who use the digital wallet enjoy a better guest experience and demonstrate superior loyalty through increased visitation, time on device, and total theoretical.
Interactive Segment Achieves Profitable Quarter
Interactive Segment highlights:
•Revenues of $208.0 million (including tax gross up of $82.9 million); and
•Adjusted EBITDA of $5.2 million.

“Our Interactive segment generated positive Adjusted EBITDA for the quarter inclusive of expenses related to online sports betting launches in Maryland and Ohio and unfavorable hold driven by VVIP play. Following our successful playbook in Kansas and Maryland, our omni-channel marketing approach in Ohio led to one of our strongest launches to date of our Barstool Sportsbook. Our deep customer database, retail footprint, and powerful Barstool Sports marketing engine contributed to a record number of first-time depositors at launch this January despite minimal external marketing expense. Meanwhile, in Ontario, theScore Bet continues to experience strong momentum, achieving record gaming revenue in December for both sports betting and iCasino. The transition to our proprietary technology platform last summer has resulted in higher customer engagement and a noticeable increase in hold rates. Greater control over our product offering and advanced promotional capabilities is contributing to encouraging retention metrics and cross-sell rates to iCasino. Looking ahead, we remain on-track to migrate the Barstool Sportsbook and Casino to our proprietary technology solution this summer. In addition to expected cost synergies, our Ontario success suggests that there is meaningful revenue potential post-migration once we are able to leverage our advanced trading and promotional tools. Finally, we are excited about our recent launch of the Barstool Sportsbook in Massachusetts at Plainridge Park Casino and are looking forward to our launch of online sports betting in March.
Compelling Media Content With New Verticals
“Despite well-known headwinds in the digital media space, theScore’s media business and Barstool Sports continue to produce impressive revenue and engagement results, driven by compelling content and an exceptional product experience. theScore’s mobile media audience is more engaged than ever with both quarterly and annual user session growth. In addition, we completed the initial integration of the Barstool Sportsbook into theScore media app in October, highlighting the benefits of our owned media strategy. We are also excited about the upcoming acquisition of the remainder of Barstool Sports, which we expect will close February 17. Barstool achieved record revenue in 2022 while investing in and expanding into new verticals, including coverage of live sporting events such as the Barstool Invitational
2 Property level consists of retail operating segments which are composed of our Northeast, South, West, and Midwest reportable segments.

college basketball tournament on November 11 and the Arizona Bowl on December 30. The combination of Barstool’s vast, loyal audience with theScore’s fully integrated media and betting platform will provide us with compelling competitive advantages and organic cross-selling opportunities.
ESG – Caring for our People, our Communities and our Planet
“During the fourth quarter, we finalized our Scope 1 and 2 greenhouse gas emissions assessment, which along with our inaugural Sustainability Accounting Standards Board (“SASB”) disclosure, will be released in April in conjunction with our upcoming FY2022 Corporate Social Responsibility Report. In addition, we completed our companywide diversity, equity, and inclusion training and will soon begin a second phase of training focused on our leadership teams. Finally, we are proud to report that PENN Interactive received ‘RG Check iGaming Accreditation’ from the Responsible Gambling Council for its online gaming operations. PENN Interactive is the first U.S. operator to undergo this accreditation process, which is widely regarded as one of the most comprehensive responsible gambling accreditation programs in the world.”
Share Repurchase Authorization Update
On December 6, 2022, the Company’s Board of Directors authorized a new $750 million share repurchase program which expires on December 31, 2025 and is incremental to the Company’s existing $750 million share repurchase program authorized in February 2022.
During the three months ended December 31, 2022, the Company repurchased 2,870,894 shares of its common stock in open market transactions for $91.0 million at an average price of $31.69 per share.
Subsequent to the year ended December 31, 2022, the Company repurchased 1,008,744 shares of its common stock at an average price of $31.20 per share for an aggregate amount of $31.5 million. The remaining availability under our February 2022 authorization was $117.8 million and $750.0 million under our December 2022 authorization as of February 1, 2023.
Liquidity Remains Strong
Total liquidity as of December 31, 2022 was $2.6 billion inclusive of $1.6 billion in cash and cash equivalents. Traditional net debt as of the end of the quarter was $1.1 billion, an increase of $189.6 million from December 31, 2021 due to a lower cash balance reflecting recent activity under our share repurchase program. Lease-adjusted net leverage as of December 31, 2022 was 4.4x compared to 4.1x as of December 31, 2021.
Additional information on PENN’s reported results, including a reconciliation of the non-GAAP results to their most comparable GAAP measures, is included in the financial tables below. The Company does not provide a reconciliation of projected Adjusted EBITDA and Adjusted EBITDAR because it is unable to predict with reasonable accuracy the value of certain adjustments that may significantly impact the Company’s results, including realized and unrealized gains and losses on equity securities, re-measurement of cash-settled stock-based awards, contingent purchase payments associated with prior acquisitions, and income tax (benefit) expense, which are dependent on future events that are out of the Company’s control or that may not be reasonably predicted.

Summary of Fourth Quarter Results

	For the three months ended December 31,
(in millions, except per share data, unaudited)	2022	2021
Revenues	$1,585.6	$1,572.5
Net income	$20.8	$44.8

Adjusted EBITDA (1)	$438.3	$369.0
Rent expense associated with triple net operating leases (2)	30.0	111.5
Adjusted EBITDAR (1)	$468.3	$480.5
Payments to our REIT Landlords under Triple Net Leases (3)	$231.9	$228.8

Diluted earnings per common share	$0.13	$0.26
(1)See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDA and Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.
(2)Consists of the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (Nasdaq: GLPI) ("GLPI") and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc. (individually referred to as the PENN Master Lease and Pinnacle Master Lease, respectively, and are collectively referred to as our “Master Leases”), as well as our individual triple net leases with GLPI for the real estate assets used in the operation of Tropicana Las Vegas Hotel and Casino, Inc. (terminated on September 26, 2022) and Hollywood Casino at The Meadows, and our individual triple net leases with VICI Properties Inc. (NYSE: VICI) (“VICI”) for the real estate assets used in the operations of Margaritaville Resort Casino and Hollywood Casino at Greektown (referred to collectively as our “triple net operating leases”).
On January 14, 2022, the Company and GLPI amended certain terms of the Master Leases which were concluded to be lease modifications under Accounting Standards Codification Topic 842, “Leases.” As a result of the lease modification events, only the land and building components associated with the operations of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course are classified as operating leases which are recorded to rent expense, as compared to prior to the lease modification events, whereby the land components of substantially all of the Master Lease properties were classified as operating leases and recorded to rent expense. Subsequent to the lease modification events, the land components associated with the Master Lease properties are primarily classified as finance leases.
(3)Consists of payments made to GLPI and VICI (referred to collectively as our “REIT Landlords”) under the Master Leases, the Perryville Lease, the Meadows Lease, the Margaritaville Lease, the Greektown Lease and the Morgantown Lease. Although we collectively refer to the Master Leases, the Perryville Lease, the Meadows Lease, the Margaritaville Lease, the Greektown Lease, the Morgantown Lease and the Tropicana Lease as our “Triple Net Leases,” the rent under the Tropicana Lease was nominal prior to lease termination.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Segment Information
The Company aggregates its operations into five reportable segments: Northeast, South, West, Midwest, and Interactive.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2022	2021	2022	2021
Revenues:
Northeast segment (1)	$667.1	$656.6	$2,695.9	$2,552.4
South segment (2)	304.4	339.9	1,314.2	1,322.2
West segment (3)	130.7	138.7	581.9	521.4
Midwest segment (4)	282.0	287.5	1,159.6	1,102.7
Interactive (5)	208.0	157.6	663.1	432.9
Other (6)	3.9	3.8	21.3	10.6
Intersegment eliminations (7)	(10.5)	(11.6)	(34.3)	(37.2)
Total revenues	$1,585.6	$1,572.5	$6,401.7	$5,905.0

Adjusted EBITDAR:
Northeast segment (1)	$205.0	$202.5	$842.5	$848.4
South segment (2)	118.4	139.0	548.1	587.0
West segment (3)	48.7	43.9	220.1	195.0
Midwest segment (4)	115.0	126.1	501.2	500.1
Interactive (5)	5.2	(5.9)	(74.9)	(35.4)
Other (6)	(24.0)	(25.1)	(97.6)	(100.7)
Total Adjusted EBITDAR (8)	$468.3	$480.5	$1,939.4	$1,994.4
(1)The Northeast segment consists of the following properties: Ameristar East Chicago, Hollywood Casino at Greektown, Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino Morgantown (opened December 22, 2021), Hollywood Casino at PENN National Race Course, Hollywood Casino Perryville (acquired July 1, 2021), Hollywood Casino Toledo, Hollywood Casino York (opened August 12, 2021), Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Marquee by PENN, Hollywood Casino at The Meadows, and Plainridge Park Casino.
(2)The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, and Margaritaville Resort Casino.
(3)The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas Hotel and Casino (sold on September 26, 2022), and Zia Park Casino.
(4)The Midwest segment consists of the following properties: Ameristar Council Bluffs, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Aurora, Hollywood Casino Joliet, our 50% investment in Kansas Entertainment, LLC, which owns Hollywood Casino at Kansas Speedway, Hollywood Casino St. Louis, Prairie State Gaming, and River City Casino.
(5)The Interactive segment includes all of our iCasino and online sports betting operations, management of retail sports betting, media, and our proportionate share of earnings attributable to our equity method investment in Barstool Sports, Inc. (“Barstool”). Interactive revenues are inclusive of a tax gross-up of $82.9 million and $251.6 million for the three and twelve months ended December 31, 2022, respectively, as compared to $50.7 million and $180.2 million for the three and twelve months ended December 31, 2021, respectively.
(6)The Other category, included in the tables to reconcile the segment information to the consolidated information, consists of the Company’s stand-alone racing operations, namely Sanford-Orlando Kennel Club, Sam Houston and Valley Race Parks (the remaining 50% was acquired by PENN on August 1, 2021), the Company’s JV interests in Freehold Raceway and our management contract for Retama Park Racetrack. The Other category also includes corporate overhead costs, which consist of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have not otherwise been allocated to a property.
(7)Primarily represents the elimination of intersegment revenues associated with our internally-branded retail sportsbooks, which are operated by PENN Interactive.

(8)As noted within the “Non-GAAP Financial Measures” section below, Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric or for reconciliation purposes.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure to Adjusted EBITDA,
Adjusted EBITDAR, and Adjusted EBITDAR Margin

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2022	2021	2022	2021
Net income	$20.8	$44.8	$221.7	$420.5
Income tax (benefit) expense	31.7	8.5	(46.4)	118.6
Loss on early extinguishment of debt	—	—	10.4	—
Income from unconsolidated affiliates	(6.6)	(10.9)	(23.7)	(38.7)
Interest expense, net	203.5	143.5	758.2	562.8
Interest income	(11.3)	(0.4)	(18.3)	(1.1)
Other (income) expenses	4.8	40.6	72.1	(2.5)
Operating income	242.9	226.1	974.0	1,059.6
Stock-based compensation	13.0	13.2	58.1	35.1
Cash-settled stock-based awards variance (1)	0.7	(13.1)	(15.5)	1.2
Loss on disposal of assets	0.9	1.0	7.9	1.1
Contingent purchase price	0.3	—	(0.6)	1.9
Pre-opening expenses (2)	—	2.6	4.1	5.4
Depreciation and amortization	150.3	97.6	567.5	344.5
Impairment losses (3)	13.6	—	118.2	—
Insurance recoveries, net of deductible charges	—	—	(10.7)	—
Income from unconsolidated affiliates	6.6	10.9	23.7	38.7
Non-operating items of equity method investments (4)	3.2	1.7	7.9	7.7
Other expenses (2)(5)	6.8	29.0	55.2	44.8
Adjusted EBITDA	438.3	369.0	1,789.8	1,540.0
Rent expense associated with triple net operating leases	30.0	111.5	149.6	454.4
Adjusted EBITDAR	$468.3	$480.5	$1,939.4	$1,994.4
Net income margin	1.3%	2.8%	3.5%	7.1%
Adjusted EBITDAR margin	29.5%	30.6%	30.3%	33.8%
(1)    Our cash-settled stock-based awards are adjusted to fair value each reporting period based primarily on the price of the Company’s common stock. As such, significant fluctuations in the price of the Company’s common stock during any reporting period could cause significant variances to budget on cash-settled stock-based awards.
(2)    During the first quarter of 2021, acquisition costs were included within pre-opening and acquisition costs. Beginning with the quarter ended June 30, 2021, acquisition costs are presented as part of other expenses.
(3)    Amount primarily relates to $116.4 million of impairment charges in the Northeast segment.
(4) Consists principally of interest expense, net, income taxes, depreciation and amortization, and stock-based compensation expense associated with Barstool and our Kansas Entertainment, LLC joint venture. We record our portion of Barstool Sports’ net income or loss, including adjustments to arrive at Adjusted EBITDAR, one quarter in arrears.
(5)    Consists of non-recurring acquisition and transaction costs, and finance transformation costs associated with the implementation of our new Enterprise Resource Management system.

PENN ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	For the three months ended December 31,		For the year ended December 31,
(in millions, except per share data, unaudited)	2022	2021	2022	2021
Revenues
Gaming	$1,267.4	$1,301.6	$5,201.7	$4,945.3
Food, beverage, hotel and other	318.2	270.9	1,200.0	959.7
Total revenues	1,585.6	1,572.5	6,401.7	5,905.0
Operating expenses
Gaming	706.3	739.6	2,864.4	2,540.7
Food, beverage, hotel and other	209.3	175.5	767.2	607.3
General and administrative	263.2	333.7	1,110.4	1,352.9
Depreciation and amortization	150.3	97.6	567.5	344.5
Impairment losses	13.6	—	118.2	—
Total operating expenses	1,342.7	1,346.4	5,427.7	4,845.4
Operating income	242.9	226.1	974.0	1,059.6
Other income (expenses)
Interest expense, net	(203.5)	(143.5)	(758.2)	(562.8)
Interest income	11.3	0.4	18.3	1.1
Income from unconsolidated affiliates	6.6	10.9	23.7	38.7
Loss on early extinguishment of debt	—	—	(10.4)	—
Other	(4.8)	(40.6)	(72.1)	2.5
Total other expenses	(190.4)	(172.8)	(798.7)	(520.5)
Income before income taxes	52.5	53.3	175.3	539.1
Income tax benefit (expense)	(31.7)	(8.5)	46.4	(118.6)
Net income	20.8	44.8	221.7	420.5
Less: Net loss attributable to non-controlling interest	—	0.2	0.4	0.3
Net income attributable to PENN Entertainment	$20.8	$45.0	$222.1	$420.8

Earnings per share:
Basic earnings per share	$0.13	$0.27	$1.37	$2.64
Diluted earnings per share	$0.13	$0.26	$1.29	$2.48

Weighted-average common shares outstanding—basic	154.2	166.9	161.2	158.7
Weighted-average common shares outstanding—diluted	169.7	169.2	176.6	175.5

Selected Financial Information
Balance Sheet Data

(in millions, unaudited)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$1,624.0	$1,863.9

Bank debt	$1,531.2	$1,563.7
Notes (1)	1,130.5	1,130.5
Other long-term obligations (2)	38.1	55.9
Total traditional debt	2,699.8	2,750.1
Financing obligation (3)	118.0	90.4
Less: Debt discounts and debt issuance costs (4)	(40.3)	(103.7)
	$2,777.5	$2,736.8

Total traditional debt	$2,699.8	$2,750.1
Less: Cash and cash equivalents	(1,624.0)	(1,863.9)
Traditional net debt (5)	$1,075.8	$886.2
(1)Inclusive of our 5.625% Notes due 2027, 4.125% Notes due 2029 and our 2.75% Convertible Notes due 2026.
(2)Other long-term obligations as of December 31, 2022 primarily includes $27.4 million related to relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $10.7 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.
(3)Represents cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent and classified as a financing obligation under Accounting Standards Codification Topic 470, “Debt.”
(4)On January 1, 2022, the Company adopted ASU 2020-06, which resulted in a net $71.7 million reclassification of the equity component originally recognized as a debt discount under the previously bifurcated cash conversion feature of the 2.75% convertible senior notes due May 2026. Under ASU 2020-06, bifurcation for a cash conversion feature is no longer permitted. Additionally, we incurred debt discounts and debt issuance costs due to the May 2022 refinancing of our Senior Secured Credit Facilities.
(5)Traditional net debt in the table above is calculated as “Total traditional debt,” which is the principal amount of debt outstanding (excludes the financing obligation associated with cash proceeds received and non-cash interest on certain claims of which the principal repayment is contingent) less “Cash and cash equivalents.” Management believes that Traditional net debt is an important measure to monitor leverage and evaluate the balance sheet. With respect to Traditional net debt, cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce the Company’s debt obligations. A limitation associated with using traditional net debt is that it subtracts cash and cash equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. Management believes that investors may find it useful to monitor leverage and evaluate the balance sheet.
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended December 31,		For the year ended December 31,
(in millions, unaudited)	2022	2021	2022	2021
Cash payments to our REIT Landlords under Triple Net Leases	$231.9	$228.8	$925.0	$912.4
Cash payments related to income taxes, net	$26.5	$32.7	$72.8	$108.3
Cash paid for interest on traditional debt	$29.1	$14.8	$115.9	$79.8
Capital expenditures	$73.8	$55.3	$263.4	$146.6

Non-GAAP Financial Measures
The Non-GAAP Financial Measures used in this press release include Adjusted EBITDA, Adjusted EBITDAR, and Adjusted EBITDAR margin. These non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest expense, net; interest income; income taxes; depreciation and amortization; stock-based compensation; debt extinguishment charges; impairment losses; insurance recoveries, net of deductible charges; changes in the estimated fair value of our contingent purchase price obligations; gain or loss on disposal of assets; the difference between budget and actual expense for cash-settled stock-based awards; pre-opening expenses; and other. Adjusted EBITDA is inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as interest expense, net; income taxes; depreciation and amortization; and stock-based compensation expense) added back for Barstool Sports, Inc. (“Barstool”) and our Kansas Entertainment, LLC joint venture. Adjusted EBITDA is inclusive of rent expense associated with our triple net operating leases (the operating lease components contained within our triple net master lease dated November 1, 2013 with Gaming and Leisure Properties, Inc. (Nasdaq: GLPI) and the triple net master lease assumed in connection with our acquisition of Pinnacle Entertainment, Inc., our individual triple net leases with GLPI for the real estate assets used in the operations of Tropicana Las Vegas Hotel and Casino, Inc. (terminated on September 26, 2022) and Hollywood Casino at The Meadows, and our individual triple net leases with VICI Properties Inc. (NYSE: VICI) for the real estate assets used in the operations of Margaritaville Resort Casino and Hollywood Casino at Greektown). Although Adjusted EBITDA includes rent expense associated with our triple net operating leases, we believe Adjusted EBITDA is useful as a supplemental measure in evaluating the performance of our consolidated results of operations.
Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We present Adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDA calculations of certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a commonly used measure of performance in the gaming industry and that it is considered by many to be a key indicator of the Company’s operating results.
We define Adjusted EBITDAR as Adjusted EBITDA (as defined above) plus rent expense associated with triple net operating leases (which is a normal, recurring cash operating expense necessary to operate our business). Adjusted EBITDAR is presented on a consolidated basis outside the financial statements solely as a valuation metric. Management believes that Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. This metric is included as a supplemental disclosure because (i) we believe Adjusted EBITDAR is traditionally used by gaming operator analysts and investors to determine the equity value of gaming operators and (ii) Adjusted EBITDAR is one of the metrics used by other financial analysts in valuing our business. We believe Adjusted EBITDAR is useful for equity valuation purposes because (i) its calculation isolates the effects of financing real estate; and (ii) using a multiple of Adjusted EBITDAR to calculate enterprise value allows for an adjustment to the balance sheet to recognize estimated liabilities arising from operating leases related to real estate. However, Adjusted EBITDAR when presented on a consolidated basis is not a financial measure in accordance with GAAP, and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income because it excludes the rent expense associated with our triple net operating leases and is provided for the limited purposes referenced herein. Adjusted EBITDAR margin is defined as Adjusted EBITDAR on a consolidated basis (as defined above) divided by revenues on a consolidated basis. Adjusted EBITDAR margin is presented on a consolidated basis outside the financial statements solely as a valuation metric.
Each of these non-GAAP financial measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the table above, which presents reconciliations of these measures to the GAAP equivalent financial measures.
Management Presentation, Conference Call, Webcast and Replay Details
PENN is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. During the call, management will review an earnings presentation that can be accessed at https://investors.pennentertainment.com/events-and-presentations/presentations.
The conference call number is 212-231-2922; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call at www.pennentertainment.com; allow 15 minutes to register and download and install any necessary software. Questions and answers will be reserved for call-in analysts and investors. A replay of the call can be accessed for thirty days at www.pennentertainment.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pennentertainment.com, in the “Investors” section (select link for “Press Releases”).
About PENN Entertainment
PENN Entertainment, Inc. (Nasdaq: PENN) is North America’s leading provider of integrated entertainment, sports content and casino gaming experiences. PENN operates 43 properties in 20 states, online sports betting in 16 jurisdictions and iCasino in five jurisdictions under a portfolio of well-recognized brands including Hollywood Casino®, L’Auberge®, Barstool Sportsbook® and theScore Bet Sportsbook and Casino®. PENN’s highly differentiated strategy, which is focused on organic cross-sell opportunities, is reinforced by its investments in market-leading retail casinos, sports media assets, technology, including a state-of-the-art, fully integrated digital sports and online casino betting platform, and an in-house iCasino content studio. The Company’s portfolio is further bolstered by its industry-leading mychoice® customer loyalty program, which offers our approximately 26 million members a unique set of rewards and experiences across business channels. PENN is deeply committed to fostering a culture that welcomes a diverse set of customers and dedicated team members. The Company has been consistently ranked in the top two as “Employer of First Choice” over the last nine years in the Bristol Associates-Spectrum Gaming’s Executive Satisfaction Survey. In addition, as a long-standing good corporate citizen, PENN is also committed to being a trusted and valued member of its communities and a responsible steward of our finite natural resources.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “goal,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements include, but are not limited to, statements regarding: future revenue and Adjusted EBITDAR; the Company’s anticipated share repurchases; the Company’s expectations of future results of operations and financial condition, including the scale and timing of the Company’s product and technology investments; the Company’s expectations regarding results, and the impact of competition, in retail/mobile/online sportsbooks, iGaming and retail operations; the Company’s development and launch of its Interactive segment’s products in new jurisdictions and enhancements to existing Interactive segment products, including the content for the Barstool and theScore Bet iCasino apps and the migration of the Barstool Sportsbook into both our proprietary player account management system and risk and trading platforms; the Company’s expectations regarding its acquisition of Barstool Sports and the future success of its products; the Company’s expectations with respect to the integration and synergies related to the Company’s integration of theScore and Barstool Sports; the continued growth and monetization of the Company’s media business; the Company’s expectations with respect to the ongoing introduction and the potential benefits of the cashless, cardless and contactless (3C’s) technology; the Company’s development projects, including the prospective development projects at Hollywood Casinos Aurora, Joliet, Columbus, and the M Resort Spa Casino; our ability to obtain financing for our development projects on attractive terms; and the timing, cost and expected impact of planned capital expenditures on the Company’s results of operations; the actions of regulatory, legislative, executive or judicial decisions at the federal, state, provincial or local level with regard to our business and the impact of any such actions.
Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business. Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include: the effects of economic and market conditions in the markets in which the Company operates; competition with other entertainment, sports content, and casino gaming experiences; the timing, cost and expected impact of product and technology investments; risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; and additional risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. Considering these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACT:
Felicia Hendrix
Chief Financial Officer
PENN Entertainment
610-373-2400
Joseph N. Jaffoni, Richard Land
JCIR
212-835-8500 or penn@jcir.com